EXHIBIT 10.2

RESIGNATION AND GENERAL RELEASE AGREEMENT

This Resignation and General Release Agreement (“Agreement”) is between Elizabeth S.C.S. Murray (“Employee”) and Digital Insight Corporation (“Company”) (collectively, the “Parties”) as of September 7, 2004 (the “Transition Date”). In exchange for the promises contained in this Agreement, the Parties agree as follows:

1. Employee hereby resigns effective as of the Term Date (as defined below) from her position as the Executive Vice-President and Chief Financial Officer and as an employee in any capacity as well as from any position as a representative of Company. The “Term Date” shall be determined by Company, provided, however, that the Term Date shall be no sooner than November 30, 2004, and no later than February 28, 2005, unless Employee’s employment is terminated earlier by Company or by Employee pursuant to Section 6 of this Agreement. The “Transition Period” shall be the period of time from the Transition Date to the Term Date. During the Transition Period, Employee’s duties and responsibilities will include the transition of her current duties and responsibilities as Executive Vice-President and Chief Financial Officer to her designated successor Chief Financial Officer and the undertaking of the projects and tasks as identified and described in Exhibit A to this Agreement. During the Transition Period, Employee’s base salary shall continue at the rate of $21,666.67 per month (“Base Salary”), paid in accordance with Company’s regular payroll practices in effect from time to time. During the Transition Period, Employee will continue to be entitled to receive all employee benefits at the same levels as previously provided, including, but not limited to, medical, dental and life insurance benefits, expense reimbursement programs, and all other similar employee programs.

2. In exchange for the obligations of Company, effective upon the fulfillment of all obligations of Company pursuant to Sections 5 and 6 hereunder, Employee agrees to execute and deliver the Term Date Resignation and General Release set forth on Exhibit B attached hereto

3. Intentionally Omitted.

4. Employee expressly acknowledges and agrees that, by entering into this Agreement, Employee is waiving any and all rights or claims that she may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Employee also expressly acknowledges and agrees that:

a.	In return for this Agreement, Employee will receive consideration, i.e., something of value, beyond that to which she was already entitled before entering into this Agreement;

b.	Employee is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

c.	When given a copy of this Agreement, Employee was informed that she had 21 days within which to consider it; and

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d.	Employee was informed that she has seven (7) days following the date she executes the Agreement in which to revoke it. Any revocation of the Agreement by Employee must be in writing and hand delivered to Company’s Senior Vice President, Human Resources, within the revocation period.

5. In exchange for the promises contained in this Agreement, and provided Employee executes and delivers to Company (and does not revoke it during the revocation period) the Term Date Resignation and General Release Agreement attached hereto as Exhibit B upon her Term Date, Company agrees to provide Employee with the following benefits upon the Term Date:

A. Company shall pay Employee the sum of $405,000, less applicable state and federal withholding taxes and authorized deductions, in one lump sum paid eight (8) days after the delivery of the executed Term Date Resignation and General Release Agreement (the “Severance Payment”).

B. Employee shall have the option to convert and continue her health insurance after the Term Date, as may be required or authorized by law under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). In the event Employee exercises her right to so convert her health insurance, Company will pay Employee’s COBRA premiums for the first 12 months, or until such time as Employee becomes eligible to participate in another employer’s health insurance plan, whichever comes first. In any event, Employee will be responsible for paying the COBRA premiums following the first 12 months of COBRA health insurance.

C. Other than as provided herein, Employee shall not be entitled to any other benefits following the Term Date, other than those required by law, provided, however, that Company will continue to include Employee, through tail coverage or otherwise, on the directors and officer insurance policies under which she is currently covered, which coverage period shall continue for a period equal to the maximum statute of limitations applicable to any covered claim, and which coverage amount shall be not less than the underlying policies. Upon reasonable request and on each renewal, Company will provide Employee with evidence (satisfactory in form and substance to Employee) of such coverage. In addition, Company acknowledges that Employee will continue to be fully subject to and covered by that certain Indemnification Agreement granted to her by Company on February 11, 2002, which Agreement will continue to cover, in addition to its other terms and benefits, all deductibles under the applicable insurance policies and all claims that are not covered by any policies of insurance. The Indemnification Agreement will continue in full force and effect for the maximum period of the remaining statute of limitations for all possible claims covered by such Agreement.

6. A. If Employee’s employment is terminated by Company for Cause (as defined below), the termination shall be effective on the date Company gives Employee written notice of termination. In the event of a termination for Cause, Employee shall be entitled to

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receive (i) a lump sum cash payment, at termination, equal to the amount of any accrued but unpaid Base Salary as of the date of such termination and such employee benefits as Employee or her estate may be entitled to under law; and (ii) subject to Employee’s execution and delivery of the Term Date Resignation and General Release Agreement attached hereto as Exhibit B, the Severance Payment, as set forth in Section 5(A) above.

B. Termination of Employee’s employment by Company for cause (“Cause”) shall mean the termination of Employee’s employment by Company for any of the reasons listed below:

i.	dishonesty by Employee in the performance of Employee’s duties that is intended to result in, or does result in, as determined in the sole discretion of the Audit Committee Chairman, (A) her substantial personal enrichment or (B) material injury to Company; or

ii.	Employee’s conviction of or pleading guilty or nolo contendere to any felony involving, theft, embezzlement, dishonesty or moral turpitude.

C. If Employee’s employment is terminated by Company without Cause, then, subject to Employee’s execution and delivery of the Term Date Resignation and General Release Agreement attached hereto as Exhibit B, Employee shall be entitled to:

i.	a lump sum cash payment, at termination, equal to any accrued but unpaid Base Salary as of the date of such termination;

ii.	a lump sum cash payment, at termination, equal to her Base Salary from the date of termination through February 28, 2005;

iii.	the Severance Payment, as set forth in Section 5(A) above;

iv.	the COBRA benefits set forth in Section 5(B);

v.	the payment set forth in Section 7, whether or not Employee meets the standard of performance set forth therein; and

vi.	such further employee benefits as Employee or her estate may be entitled to under law or under this Agreement.

D. If Employee voluntarily terminates her employment with Company without Good Reason (as defined below), the termination shall be effective fifteen (15) business days following notice to Company. If the termination of employment is without Good Reason, then Employee shall have the same entitlements as provided in Section 6(A) above in the case of a termination by Company for Cause. In addition, Company will pay to Employee a portion of the payment set forth in Section 7 based on a determination in the sole discretion of the Audit

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Committee Chairman of the extent to which Employee has satisfied the standards of performance during the transition, as contemplated by Section 7. For purposes of this Agreement, “Good Reason” shall mean (i) any reduction in the level of Employee’s monthly Base Salary or benefits, unless all executives take a cut in base salary in equal or greater proportions, (ii) any reduction in Employee’s office, title, nature of duties, or seniority within Company, (iii) any requirement by Employee to change physical locations of the current place of her employment by more than 15 miles, (iv) and requirement for Employee to engage in business travel greater than required during her previous tenure with Company, or (v) Employee accepts and prepares to begin employment as an employee of another employer in a position similar in pay and status to her position as Chief Financial Officer of Company; provided, however, that nothing herein shall impose any duty on Employee to mitigate her damages by seeking alternative employment. Company acknowledges that no engagement by Employee prior to or following receipt of any funds hereunder shall create any offset against any funds otherwise payable by Company to Employee under the terms of this Agreement. (Any dispute as to the similarity of the employment will be left to the sole discretion of the Audit Committee Chairman.)

E. If Employee terminates her employment with Good Reason, the termination shall be effective five (5) days following notice to Company. Upon such termination, Employee shall, subject to Employee’s execution and delivery of the Term Date Resignation and General Release Agreement attached hereto as Exhibit B, have the same entitlements as provided under Section 6(C) above for a termination by Company without Cause.

7. Employee agrees to undertake in good faith and with reasonable best efforts the projects and tasks identified in Exhibit A attached hereto. Company agrees to pay Employee the additional lump sum of $130,000, less applicable state and federal withholding taxes and authorized deductions, eight (8) days after the delivery of the executed Term Date Resignation and General Release Agreement. Such payment shall be forfeited by Employee if she fails to satisfy the good faith and reasonable best efforts standards set forth above. The payment shall otherwise be free from any partial offset, except for the taxes and other deductions identified above. The determination as to whether Employee has satisfied the standards set forth above during the transition shall be in the sole good faith and reasonable judgment of Company’s Audit Committee Chairman, who will singularly evaluate Employee’s services during the transition. In the event the current Audit Committee Chairman is no longer with Company or is unavailable for any reason to make such determination, Employee will be deemed to have automatically satisfied the applicable standards of performance.

8. Employee will indemnify and defend Company against any claim arising out of this Agreement for unpaid taxes, which may be made by any state or federal agency for any taxes, interest, fines or penalties, except for those amounts withheld by Company. All cash payments provided for in Section 6 above will be less applicable state and federal withholding taxes and authorized deductions unless Employee provides Company with satisfactory evidence that she should be paid pursuant to a Form 1099.

9. Employee acknowledges and reaffirms her obligations under Employee Nondisclosure Agreement signed by Employee upon her employment with Company (the

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“NDA”) other than as may be modified herein and that Company’s business plan, strategies, customer lists and supplier lists are protected, confidential information and Employee will not attempt to divulge or make use of such information except as allowed under the NDA and the Uniform Trade Secrets Act or as otherwise required by law.

10. Employee recognizes and acknowledges that, through association with Company, she has had access to “Trade Secret-Confidential Information” (defined below) of a technical or business nature relating to Company business, which is not known to the industry at large. Trade Secret-Confidential Information is defined to include, without limitation, specialized business methods, techniques, plans and know-how relating to Company, client information, including without limitation client lists, client files, other nonpublic information concerning present, past or potential clients; methods for developing and maintaining business relationships with clients; and techniques and data of Company and methods or practices of doing business used by Company. Employee recognizes that this Trade Secret-Confidential Information constitutes a valuable and unique asset of Company, developed and perfected over considerable time and at substantial expense to Company. Employee shall not disclose, without the written consent of an authorized officer of Company or as compelled by law, to any person, firm, partnership, association or corporation such Trade Secret-Confidential Information, and Employee agrees to hold such Trade Secret-Confidential Information in trust for the sole benefit of Company. Employee shall not, for the direct or indirect benefit of herself or another: (1) take with her, without the written consent of Company, any lists of Company clients or potential clients, pricing lists, or other documents, computer software, electronically-stored data, recordings, master videotapes of any of the foregoing, or any other Trade Secret-Confidential Information relating to Company, or (2) reconstruct the same or similar information from memory or from some other source associated with Company.

11. Employee agrees that for a period of one year after the execution of this Agreement, she will not attempt directly or indirectly to induce or assist employees of Company to cease employment with Company. The granting of references to former or departing employees who seek such references from Employee will not be deemed a violation of this provision; provided that during the Transition Period, Employee shall promptly notify the Senior Vice President of Human Resources if Employee agrees to act as a reference to any current employee.

12. Employee and Company each represents and agrees that they will keep the terms, contents and existence of this Agreement completely confidential, and will not hereafter disclose any information concerning this Agreement, including the negotiations leading to this Agreement, to anyone except as required by law or to individuals who reasonably must be informed of its terms and who will be advised of and bound by this confidentiality clause or if the other party breaches this Agreement. Any violation of this paragraph by a party, her or its attorneys, agents or representatives shall constitute a material breach of this Agreement.

13. Employee agrees not to make to any third party any defamatory or disparaging remarks in violation of any California or federal law regarding Company or its officers, directors, employees, partners, owners, affiliates, or agents to anyone with a business or employment

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relationship, or contemplating entering into a business or employment relationship, with Company, except for comments made to senior staff of Company as part of the ordinary duties of Employee if such comments are critical but with a view to implementing improvements or citing problems perceived by Employee, which problems require resolution as part of the overall duties of Employee as a senior officer of Company. Likewise, the members of the Board of Directors of Company as well as Senior Management (those employees with the title of Senior Vice President or higher) will not make any defamatory or disparaging remarks in violation of any California or federal law regarding Employee except to the extent permitted by applicable law.

14. Other than the NDA, Indemnification Agreement and employee stock option agreement(s) (the “Prior Agreements”), this written Agreement, together with the Exhibits, supersedes any prior written or verbal agreements not incorporated herein concerning Employee’s employment with or severance from Company, and constitutes a complete resolution of all claims against Company. Except with respect to the Indemnification Agreement, in case of any conflict between or among this Agreement and the Prior Agreements, the terms of this Agreement shall control. There may be no modification, consent or waiver related to this Agreement except in writing signed by Employee and Company’s President or other corporate officer authorized by Company. Where applicable, the terms and provisions of this Agreement, together with its Exhibits, shall survive the execution and performance of the provisions of Section 5 and 6 herein.

15. This Agreement and the rights and obligations hereunder shall be governed by, and construed and interpreted in all respects in accordance with the laws of the State of California.

16. Nothing contained in this Agreement shall constitute, be construed as, or be deemed to be an admission of fault, liability or wrongdoing on the part of Company or any Releasee. Employee expressly denies any fault, liability or wrongdoing on behalf of Company and/or any Releasee.

17. If any of the provisions of this Agreement are found null, void, or inoperative, for any reason, the remaining provisions will remain in full force and effect.

18. Employee and Company acknowledge that they have read the above paragraphs and fully understand the terms, nature, and effect of this Agreement, which they voluntarily execute in good faith and deem to be a fair and equitable settlement of this matter.

19. Employee hereby represents and warrants that: (a) she is free to enter into this Agreement and that she is not subject to any obligations or disabilities which will or might prevent or interfere with keeping and performing all of the agreements, covenants and conditions to be kept or performed under the Agreement; and (b) she has not assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and she shall defend, indemnify and hold harmless Company from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

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20. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the Parties.

21. Any controversy or claim arising out of or relating to this Agreement (including without limitation the Prior Agreements), its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to Employee’s employment or association with Company or any Releasee or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of statute, common law or public policy, shall be submitted to final and binding arbitration, before a single arbitrator, in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes (“JAMS Rules”), as modified by the terms and conditions contained in this paragraph. A copy of the current JAMS Rules is available to Employee upon written request to Company’s General Counsel, or can be obtained online at www.jamsadr.com. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by JAMS. The parties shall be entitled to reasonable discovery rights in preparation of the proceeding. The arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the arbitrator’s award is based. Company will pay the arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration or arbitration hearing that are unique to arbitration (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in court); provided, however, that the arbitrator will be authorized and directed to award reasonable attorney’s fees and reimbursement of costs to the prevailing party to the extent permitted by law. Similarly, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and costs, the arbitrator shall award reasonable fees and costs to the prevailing party. The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost.

Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of a controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the parties and their counsel, each of their agents, and employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any third party or person not directly involved in the arbitration the content of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law. Any controversy relating to the arbitration, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.

22. Company agrees to reimburse to Employee her reasonable counsel fees and related disbursements incurred in connection with the review, negotiation and documentation of this Agreement. Such reimbursement will be made within five (5) days following presentation

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by Employee to Company of a blind invoice (in order to preserve confidentiality) from counsel to Employee.

[Signature Page Follows]

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EMPLOYEE SPECIFICALLY ACKNOWLEDGES THAT BY EXECUTING THIS AGREEMENT, EMPLOYEE WAIVES THE RIGHT TO A JURY TRIAL IN A COURT OF LAW AS TO ALL DISPUTES CONCERNING THIS AGREEMENT.

Therefore, the Parties have executed this Agreement on the date first written above.

EMPLOYEE	DIGITAL INSIGHT CORPORATION

/s/ Elizabeth S.C.S. Murray Elizabeth S.C.S. Murray	/s/ Ken Larson By: Ken Larson
Its: SVP, Human Resources

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